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CHASE
450 West 33rd Street
New York, NY 10001


FLEETWOOD CREDIT RECEIVABLES CORP.
FLEETWOOD CREDIT 1997-B GRANTOR TRUST
$337,750,000 6.40% ASSET BACKED CERTIFICATES, CLASS A
$ 12,250,000 6.65% ASSET BACKED CERTIFICATES, CLASS B


On November 17, 1997, interest earned and principal paid on the underlying collateral for the month of October, 1997 were paid to you by The Chase Manhattan Bank, in its capacity as Trustee for the above referenced issue. The following information is being provided pursuant to section 14.11 of the Pooling and Servicing Agreement Dated as of September 1, 1997. The payment per $1,000 of original issuance of your holdings is allocated as follows:

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

                                                        CLASS A        CLASS B
1)    Principal Distributed                               21.330060        21.330060
2)    Interest Distributed                                 5.240473         5.445179

3)    Fees Paid to Servicer                              276,557.79        10,030.59
       Per Certificate                                    0.0008188        0.0008188
4)    a)  Pool Balance after this payment            324,665,119.75    11,775,418.85
      b)  Pool Factor                                     0.9612587        0.9612587

5)    Proceeds received during the period
      from physical damage insurance                                            0.00

6)    Reserve Fund Ending Balance                                       4,159,050.12
             % of Pool Balance                                                 1.24%

7)    Servicer Letter of Credit Amount                                           N/A
              % of Pool Balance                                                  N/A

8)    Proceeds received during the period from
      dealer repurchase obligations relating to
      defaulted receivables                                                     0.00

9)    a)    Aggregate amount of Paid-Ahead Receivables                           N/A
      b)    Aggregate amount of unreimbursed Advances
            with respect to Paid-Ahead Receivables                               N/A
      c)    Change from Previous Month                                           N/A

10)    Aggregate unreimbursed Advances
       Prior Month                                                      1,672,379.32
       Change from Previous Month                                        (48,976.02)
       This Month                                                       1,623,403.30

11)    Ending Certificate Balance                    324,665,119.75    11,775,418.85

12)    Class A Principal Carryover Shortfall                                    0.00
            Change from preceding period                                        0.00
       Class A Interest Carryover Shortfall                                     0.00
            Change from preceding period                                        0.00

       Class B Principal Carryover Shortfall                                    0.00
            Change from preceding period                                        0.00
       Class B Interest Carryover Shortfall                                     0.00
            Change from preceding period                                        0.00

13)    Realized Losses (since inception)                                   25,215.96
             Change from preceding period                                  25,215.96

14)    Amount due Class B but paid to Class A (subordination)                   0.00

15)    Remaining Pre-funded Amount on deposit in the                            0.00
        Pre-funding Account

16)    Negative Carry Amount                                              214,111.17

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